Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on a proposal to merge Fidelity Short-Term World Bond Fund (Short-Term World) with Fidelity Short-Term Bond Fund (Short-Term Bond), a larger bond fund also managed by Fidelity Management & Research Company. The information included a proxy statement describing the merger proposal and all the materials you needed to vote by mail. I am reminding you to vote, if you haven't done so already, and have enclosed another proxy card for your convenience.
YOUR VOTE IS IMPORTANT.
It is important that your vote be received before the fund's shareholder meeting scheduled for October 11, 1996. Unless at least 50% of the shares that are eligible to vote are voted by the meeting date, Fidelity will have to delay or hold another meeting, which can be expensive for the fund and its shareholders.
HERE IS A BRIEF SUMMARY OF THE PROPOSAL.
The Trustees of Short-Term World are recommending that the fund merge with Short-Term Bond. The merger would be a tax-free reorganization, with no gain or loss to you as a shareholder. If shareholders vote to approve the merger, Short-Term World will cease to exist and you will become a shareholder of Short-Term Bond instead.
The funds have similar investment objectives and offer identical shareholder services. Short-Term Bond, however, is a much larger fund than Short-Term World and has lower management fees and other operating expenses. Short-Term Bond has also performed better than Short-Term World over Short-Term World's lifetime, with a lower level of volatility.
The Trustees, most of whom are not affiliated with Fidelity, are responsible for protecting your interests as a shareholder. The Trustees believe that the merger is in shareholders' best interests, and recommend that you vote for the proposal. But the final decision is up to you. VOTING BY MAIL OR FAX IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. We encourage you to exercise your right as a shareholder and to vote promptly. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided. If you prefer, you can fax your vote to us at 617-871-2569.
If you have any questions before you vote, please call us at 1-800-544-8888. Thank you for participating in this important initiative for your fund. Your vote is extremely important, no matter how many shares you own. Please return your voting card promptly.
Sincerely,
Edward C. Johnson 3d
President